UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

AMENDMENT NO. 3

For Registration of Certain Classes of Securities

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

ACXIOM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	71-0581897
(State of Incorporation or organization)	(I.R.S. Employer Identification No.)

1 Information Way, Little Rock, Arkansas 72203

(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
____________________	_____________________________
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ X ]

Securities Act registration statement file number to which this form relates (if applicable):

000-31953

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

The registrant hereby amends the following Items and Exhibits of its Registration Statement on Form 8-A filed on January 29, 1998, as amended by Amendment No. 1 to its Registration Statement on Form 8-A filed on June 4, 1998, and as further amended by Amendment No. 2 to its Registration Statement on Form 8-A filed on May 17, 2007 (as so amended, the “Amended Form 8-A”), to reflect an amendment to the registrant’s Rights Agreement dated as of January 28, 1998, as amended by Amendment No. 1, dated May 26, 1998, and as further amended by Amendment No. 2, dated May 16, 2007, by and between the registrant and Computershare Trust Company, N.A. (successor to First Chicago Trust Company of New York), as Rights Agent. Capitalized terms used but not defined in this Amendment No. 2 to the Registration Statement on Form 8-A shall have the meanings ascribed to them in the Amended Form 8-A.

Item 1.	Description of Registrant’s Securities to be Registered

Item 1 of the Amended Form 8-A is hereby amended to add the following:

On October 5, 2007, the Company and the Rights Agent entered into Amendment No. 3 (the “Third Amendment”) to the Rights Agreement by and between the Company and the Rights Agent, dated as of January 28, 1998 (the “Rights Agreement”), as amended by Amendment No. 1 to the Rights Agreement (the “First Amendment”), by and between the Company and the Rights Agent, dated as of May 26, 1998, and as further as amended by Amendment No. 2 to the Rights Agreement, by and between the Company and the Rights Agent, dated as of May 16, 2007 (the “Second Amendment”) in connection with the Company’s termination of the Merger Agreement (the “Merger Agreement”) by and among the Company, Axio Holdings LLC, a Delaware limited liability company (“Newco”) and Axio Acquisition Corp., a Delaware corporation. The effect of the Third Amendment is to (i) delete from the Rights Agreement the provision which provided that neither Newco, Axio Acquisition Corp. nor any of their respective Affiliates, Associates, members or stockholders (as each such term is defined in the Amended Rights Agreement), either individually, collectively or in any combination, shall be deemed to be an “Acquiring Person” for purposes of the Rights Agreement by virtue of or as a result of (A) the approval, adoption, execution, delivery or performance of the Merger Agreement, (B) the public or other announcement of the Merger Agreement or the transactions contemplated thereby, (C) the consummation of the Merger pursuant to the Merger Agreement or (D) the consummation of any other transactions contemplated in the Merger Agreement and (ii) to provide that the Rights Agreement and underlying rights will no longer terminate prior to the effective time of the merger consummated in accordance with the Merger Agreement.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, the First Amendment, the Second Amendment and the Third Amendment, which are filed as Exhibits 4.2, Exhibit 4.3, Exhibit 4.4 and Exhibit 4.5 hereto, respectively, and incorporated by reference in their entirety herein.

Item 2.	Exhibits

The following exhibits are filed as part of this registration statement:

3.1(1)     Amended and Restated Certificate of Incorporation of Registrant dated July 24, 1998.

3.3(2)     Bylaws of Registrant.

4.1(3)     Stock Specimen of the Registrant.

4.2(4)     Rights Agreement by and between the Registrant and Computershare Trust Company, N.A. (successor to First Chicago Trust Company of New York), dated as of January 28, 1998.

4.3(5)     Amendment No.1 to the Rights Agreement by and between the Registrant and Computershare Trust Company, N.A. (successor to First Chicago Trust Company of New York), dated as of May 26, 1998.

4.4(6)     Amendment No. 2 to the Rights Agreement by and between the Registrant and Computershare Trust Company, N.A. (successor to First Chicago Trust Company of New York), dated as of May 16, 2007.

4.5(7)     Amendment No. 3 to the Rights Agreement by and between the Registrant and Computershare Trust Company, N.A. (successor to First Chicago Trust Company of New York), dated as of October 5, 2007.

(1)	Incorporated by reference to Exhibit 3.(I) to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 1996 (File No. 000-13163), filed August 13, 1996.

(2) Incorporated by reference to Exhibit 3.1 to registrant’s Current Report on Form 8-K (File No. 000-13163), filed on March 28, 2007.

(3) Incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-4 (File No. 333-61639), filed August 17, 1998.

(4) Incorporated by reference to Exhibit (1) to the registrant’s Registration Statement on Form 8-A (File No. 000-13163), filed January 28, 1998.

(5) Incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form 8-A/A (File No. 000-13163), filed June 4, 1998.

(6)	Incorporated by reference to Exhibit 4.4 to the registrant’s Registration Statement on Form 8-A/A (File No. 000-13163), filed May 17, 2007.

(7) Filed herewith.

Signature

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: October 5, 2007	ACXIOM CORPORATION
By:	/s/ Jerry C. Jones
Name: Jerry C. Jones

Title: Business Development/Legal Leader